Exhibit 5.1

                                 August 16, 1999

America Online, Inc.
22000 AOL Way
Dulles, Virginia 20166

Ladies and Gentlemen:

          This opinion is furnished in connection with the filing by America Online, Inc. (the "Company") with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended. You have requested my opinion concerning the status under Delaware law of the 35,000 shares (the "Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), and certain Preferred Stock Purchase Rights (the "Rights") which are being registered under the Registration Statement for issuance by the Company pursuant to the terms of the Restricted Stock Agreement to be entered into between America Online, Inc. and Raymond G. Murphy (the "Agreement").

         I am Senior Vice President, Legal of the Company and have acted as counsel in connection with the Registration Statement. In that connection, I, or a member of my staff upon whom I have relied, have examined and am familiar with originals or copies, certified or otherwise, identified to our satisfaction, of:

               1. Restated Certificate of Incorporation of the Company, as amended, and as presently in effect;

               2. Restated By-Laws of the Company as presently in effect;

               3.  Certain   resolutions  adopted  by  the  Company's  Board  of
Directors;

               4. Rights Agreement of the Company adopted on May 12, 1998 (the "Rights Agreement"); and

               5. The Agreement.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the Agreement as currently in effect, and none of such Shares will be issued for less than $.01; (ii) all actions required to be taken under the Agreement by the Compensation and Management Development Committee and the Board of Directors of the Company have been or will be taken by the Compensation and Management Development Committee and the Board of Directors of the Company, respectively; and (iii) at the time of the award of the shares under the Agreement, the Company shall continue to have sufficient authorized and unissued shares of Common Stock reserved for issuance thereunder.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The shares of Common Stock and the related Preferred Stock Purchase Rights which may be issued upon the exercise of the Rights have been duly authorized for issuance.

         2. If and when any Common Stock and the related Preferred Stock Purchase Rights are issued in accordance with the authorization therefor (as adjusted) established with respect to the applicable Rights in accordance with the requirements of the Agreement and assuming the continued updating and effectiveness of the Registration Statement and the completion of any necessary action to permit such issuance to be carried out in accordance with applicable securities laws, such shares of Common Stock will be validly issued, fully-paid and nonassessable, and the accompanying Preferred Stock Purchase Rights, if the Company's Preferred Stock Purchase Rights have not expired or been redeemed in accordance with the terms of the Rights Agreement, will be validly issued.

         You acknowledge that I am admitted to practice only in Massachusetts, Texas and the District of Columbia and am not an expert in the laws of any other jurisdiction. No one other than the addressees and their assigns are permitted to rely on or distribute this opinion without the prior written consent of the undersigned.

          This opinion is limited to the General Corporation Law of the State of Delaware and federal law, although the Company acknowledges that I am not admitted to practice in the State of Delaware and am not an expert in the laws of that jurisdiction. We express no opinion with respect to the laws of any other jurisdiction.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendment thereto.

                                                 Very truly yours,

                                                 /s/ SHEILA A. CLARK, ESQ.
                                                 Sheila A. Clark, Esq.
                                                 Senior Vice President, Legal